                                  EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings

Computation of Earnings Per Share
---------------------------------

The following formula was used to calculate the earnings per share, page 21, Consolidated Statements of Income for the year ended December 31, 1999, 1998 and 1997, included in this report as Exhibit 13.1.

             (Calculation)                                        (Ratio)

Net Income / Weighted average shares of common stock outstanding for the period
=  Earnings Per Share


                                           December 31,
                                 1999          1998           1997
                               -------        -------       -------
Weighted Average
Shares Outstanding             1,508,526      1,508,526     1,508,526

Net Income                    $2,450,381     $2,033,025    $1,930,568

Per Share Amount                   $1.62          $1.35         $1.28


No common stock equivalents exist.